Exhibit 7.1

AGREEMENT AND PLAN OF MERGER

by and among

Red Oak Capital Holdings, LLC,

RED OAK HOLDINGS MAnagement, LLC

and

THE OAK COMPANIES, INC.

dated as of

August 10, 2026

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger; Effective Time	1
1.2 Effects of the Merger	2
1.3 Additional Actions	2
1.4 Income Tax Treatment / Reporting of Merger	3
ARTICLE II CONVERSION OF SECURITIES	3
2.1 Conversion of Securities	3
2.2 Put/Call Agreements	3
ARTICLE III MISCELLANEOUS	3
3.1 Counterparts	3
3.2 Waiver	4
3.3 Governing Law	4
3.4 Amendment to Agreement	4
3.5 Approval of ROCH Unitholders and ROHM	4

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of the 10th day of August, 2026, by and among Red Oak Capital Holdings, LLC, a Delaware limited liability company (“ROCH”), Red Oak Holdings Management, LLC (“ROHM”) and The Oak Companies, Inc., a Delaware corporation (“Oak,” and each of ROCH, ROHM and Oak, a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties wish to effect mergers in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA” and, collectively with the DGCL, the “Delaware Statutes”) in which each of ROCH and ROHM will be merged with and into Oak, with Oak being the surviving entity (each a “Merger” and, collectively, the “Mergers”); and

WHEREAS, the manager of each of ROCH and ROHM and the board of directors of Oak each have approved and adopted this Agreement and the transactions contemplated by this Agreement by all necessary organizational actions, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, each of ROCH, ROHM and Oak and their respective members or shareholders; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the Parties hereto agree as follows:

ARTICLE I
THE MERGERS

1.1 The Merger; Effective Time. In accordance with the provisions of this Agreement and the DLLCA (including, without limitation, section 18-209 thereof) and the DGCL (including, without limitation, section 264 thereof), at the Effective Time (as defined below), each of ROCH and ROHM shall be merged with and into Oak, with Oak being the surviving entity (the “Surviving Entity”) and continuing its existence as a Delaware corporation pursuant to the provisions of the DGCL. The separate existence of each of ROCH and ROHM (each, a “Merged Entity” and, collectively, the “Merged Entities”) shall cease upon the Effective Time pursuant to the provisions of the Delaware Statutes. Subject to the provisions of this Agreement, including the approval of this Agreement by the respective managers/board of directors and/or members/shareholders of the Parties, as applicable, the Parties shall file or cause to be filed with the Secretary of State of the State of Delaware (the “Delaware SOS”) one or more certificates of merger for the Mergers meeting the requirements of the Delaware Statutes, as provided in Section 18-209(c) of the DLLCA and Section 264(c) of the DGCL (a “Merger Certificate” or, if required, the “Merger Certificates”). The effective time of the Mergers (the “Effective Time”) shall be when the Merger Certificates have been filed with the Delaware SOS.

1.2 Effects of the Mergers.

(a) At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the Delaware Statutes. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Entity shall thereupon and thereafter possess, without other transfer, all the rights, privileges, powers, franchises, trademarks, licenses, registrations, property (whether real, personal or mixed) and other assets of every kind and description, and be subject to all of the respective debts, obligations, restrictions, limitations and duties, and the title to any real estate vested in the Merged Entities under any applicable laws by deed or otherwise shall not revert or be in any way impaired by reason of the Delaware Statutes; but all rights of creditors and all liens upon any property of the Merged Entities shall be preserved unimpaired, and all debts, liabilities and duties of the Merged Entities shall thenceforth attach to the Surviving Entity.

(b) From and after the Effective Time and until further amended in accordance with the DGCL, the Certificate of Incorporation of Oak, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity.

(c) From and after the Effective Time and until altered, amended or repealed in accordance with applicable law, the By-Laws of Oak, as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Entity, as it may be amended in accordance with the Certificate of Incorporation of Oak or the DGCL.

(d)  At the Effective Time, the officers and directors of Oak immediately prior to the Effective Time shall continue to be the officers and directors of the Surviving Entity from and after the Effective Time, and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for, as applicable, in the By-Laws, or as otherwise provided by the DGCL.

1.3 Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, title to and possession of any property or right of either of the Merged Entities acquired or to be acquired by reason of, in connection with, or as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, each of the Merged Entities and its respective members, manager and officers shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement; and the officers of the Surviving Entity are fully authorized in the name of either of the Merged Entities or otherwise to take any and all such action.

1.4 Income Tax Treatment / Reporting of Merger. Notwithstanding anything to the contrary in this Agreement, the Parties shall treat and report the Mergers, and shall cause each of the Mergers and all other transactions contemplated by this Agreement to be treated and reported, for all United States federal, state and local income tax purposes, as a contribution of the ROCH and ROHM assets and liabilities to Oak in exchange for the Oak Shares pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) followed by a distribution of the Oak Shares to the ROCH and ROHM members in liquidation of ROCH and ROHM pursuant to Section 731 of the Code. For all other tax matters, each of the Parties shall treat the Mergers and report, and shall cause the Mergers, and all of the other transactions and actions taken or undertaken pursuant to this Agreement and/or in the carrying out and/or furtherance of this Agreement, to be treated and reported, as ROCH and ROHM shall reasonably determine and direct.

ARTICLE II
CONVERSION OF SECURITIES

2.1 Conversion of Securities. By virtue of the Merger and without any further action on the part of ROCH, ROHM, Oak or the holders of membership interests in ROCH or ROHM, or shares of stock in Oak, at the Effective Time,

(a) each ROCH Class H-1 Unit, Class H-2 Unit and Class H-3 Unit, issued and outstanding immediately prior to the Effective Time, shall be automatically cancelled, extinguished, and converted, respectively, into shares of common stock of Oak as set forth on Exhibit A; and

(b)  the stock holdings in Oak issued and outstanding immediately prior to the Effective Time shall be cancelled upon consummation of the Merger.

2.2 Put/Call Agreements. The nondetachable put/call agreements (each a “Put/Call Agreement” and, collectively, the “Put/Call Agreements”), to each of which ROCH (as the successor by merger to Red Oak Capital Properties, LLC (“ROCP”)) is a party that were issued as a part of the sales of ROCP’s Class B-1 Units and, per the terms of ROCP’s merger with ROCH, that continued in full force and effect in accordance with their respective terms and now apply to the ROCH Class H-1 Units that were received by each holder of ROCP Class B-1 Units in ROCP’s merger with ROCH, shall continue in full force and effect in accordance with their respective terms and pursuant to section 1.04(d) (mistakenly referenced as section 1.04(c) in the form of Series D Put/Call Agreement) of each Put/Call Agreement, shall apply to the shares of Oak stock that will be received by each holder of ROCH Class H-1 Units in the Merger.

ARTICLE III
MISCELLANEOUS

3.1 Counterparts. This Agreement may be executed in one or more counterparts (including by way of electronic transmission), each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

3.2 Waiver. Any Party may, at its option, extend the time for performance of any of the obligations or acts of any other Party and may waive in writing any or all of the conditions contained herein to which its obligations hereunder are subject or complied by other Parties with any other matter in this Agreement.

3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflict of laws.

3.4 Amendment to Agreement. To the extent permitted by applicable Delaware law, this Agreement may be amended by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

3.5 Approval of ROCH Unitholders and ROHM. The approval of this Agreement and proceeding with the Mergers and the related actions set forth in and in accordance with this Agreement shall require the prior approval of:

(a) a majority of the ROCH Class H-1, Class H-2 and Class H-3 Unit holders, voting together as a single class;

(b) two-thirds of the ROCH Class H-2 Unit holders; and

(c) the approval of ROHM.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned Parties have caused this Agreement and Plan of Merger to be executed on their behalf by their respective officers, thereunto duly authorized, as of the date and year first above written.

The Oak Companies, Inc., a Delaware corporation

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Title:	Chief Executive Officer

Red Oak Capital Holdings, LLC, a Delaware Limited Liability Company

By:	Red Oak Holdings Management, LLC,
Its Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Title:	Chief Executive Officer

Red Oak Holdings Management, LLC, a Delaware Limited Liability Company

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

EXHIBIT A

ROCH Member Name	Class H-1 Units Owned	Class H-2 Units Owned	Class H-3 Units Owned	Oak Shares to be received in the Merger[1]
Red Oak Holdings Management, LLC	0	5	0	5 shares of voting Class A common stock
Gary Bechtel	1,761,722.15	0	0	1,761,722 shares of voting Class A common stock
Kevin Kennedy	2,542,359.99	0	0	2,542,360 shares of voting Class A common stock
Raymond Davis	1,174,174.94	0	0	1,174,175 shares of voting Class A common stock
White Oak Capital Holdings, LLC	3,716,534.92	0	0	3,716,535 shares of voting Class A common stock
Robert Kaplan	0	0	284,375.01	284,375 shares of voting Class A common stock
ROCP Investors	3,799,992.00	0	0	3,799,992 shares of non-voting Class B common stock

1.	Fractional shares will not be issued by Oak. With respect to any person holding fractional Units in ROCH, Oak will round up, as nearly as possible, to the nearest whole number of shares of Oak stock to be issued in exchange for that person’s Units.

Exhibit A to Agreement and Plan of Merger